Exhibit 1.5

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Names Heath Williams Vice President of Sales for Enterprise Solutions in EMEA

IT Veteran to Direct European Sales for Ross Enterprise Solutions

NORTHAMPTON, U.K., ATLANTA – Dec. 28, 2006 —CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today the appointment of Heath Williams as vice president of Sales, EMEA (Europe, Middle East and Africa), for Ross Enterprise solutions.

Williams brings more than 17 years of experience in the IT industry and as a successful entrepreneur of a company that was one of the leading Navision ERP valued added resellers (VARs) in the United Kingdom. He later sold his company to the Aston Group of the U.K., an IT consulting company that employed more than 1,200 people in 12 countries at the time. At that company, Williams held a variety of senior sales management positions, including CEO of the Aston Group in Switzerland, where he created a highly successful international sales network which covered sales to more than 54 countries. Later, he was promoted to vice president of International Sales for the entire corporation, where he was responsible for generating more than $250 million in global revenue and leading the company to become one of the leading Global Microsoft Business Solution VARs. Most recently, Williams served as sales director in the United Kingdom for Infor, formerly Systems Union PLC.

“We’re excited to add such an experienced sales executive to our global sales team,” said Eric Musser. “With his proven track record in achieving high sales growth throughout Europe, we expect to expand sales for Ross Enterprise solutions throughout the EMEA region.”

“Ross Enterprise is proven as one of the leading ERP solutions for companies in the Food and Beverage, Consumer Products, Life Sciences, Chemicals and other process manufacturing industries,” said Williams. “The impressive track record includes 40-50% of software license revenue consistently coming from new-logo customers and a high degree of customer satisfaction reflected in maintenance retention rates exceeding 90%. I’m proud to join this very successful team of industry specialists and I look forward to helping establish the Ross Enterprise solutions as the de facto standard for process manufacturers in EMEA.”

About Ross Enterprise

Ross Enterprise is an innovative suite of software solutions that help process manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Ross Enterprise offers industry-specific functionally for a variety of process industries including food and beverage, consumer products, life sciences, chemicals, metals and natural products. The comprehensive suite of solutions includes functionality in enterprise resource management (ERP), supply chain management (SCM), customer relationship management, real time performance management, order management (OMS), warehouse management (WMS), human resource planning, performance management and business analytics. For more information, visit www.rossinc.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross Enterprise — ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expanded sales of Ross Enterprise solutions in EMEA, percentages of revenue coming from new customers and certain maintenance retention rates and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software industry; the continued ability of the company’s enterprise software unit to provide products which address industry-specific requirements; demand for and market acceptance of new enterprise software products; and possible developmental delays for enterprise software products. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.